EXHIBIT 99.1

PRESS RELEASE

Reckson Associates Realty Corp.	Sard Verbinnen & Co.
625 Reckson Plaza	(212) 687-8080 (Phone)
Uniondale, NY 11556	Contact: Paul Caminiti
(516) 506-6000 (Phone)	Denise DesChenes
(516) 506-6800 (Facsimile)	Jeffrey Mathews
Contact: Susan McGuire

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Reckson Calls On Rome To Provide Definitive Information On Its Acquisition Proposal

(UNIONDALE, NEW YORK, December 1, 2006) – Reckson Associates Realty Corp. (NYSE: RA) today called on Rome Acquisition Limited Partnership, a partnership formed by entities affiliated with Carl C. Icahn and Harry Macklowe and which was recently joined by Mack-Cali Realty Corporation, to provide definitive financial, legal, and structural information regarding its proposal to acquire Reckson..

     Reckson noted that it has still not received any documentation from Rome with respect to its debt financing arrangements. Reckson has requested that Rome provide it with a detailed briefing as to Rome¡¯s debt financing including the status of Rome¡¯s discussions with potential lending institutions as well as the current drafts of commitment letters or executed commitments from Rome¡¯s lenders. Reckson has scheduled a meeting of its board of directors tonight to review any information provided by Rome.

     With respect to the status of Mack-Cali¡¯s participation in the Rome partnership, Reckson noted that the Rome partnership agreement provides for a $400 million irrevocable commitment from Mack-Cali unless Mack-Cali exercises a withdrawal option which expires at 11:59 p.m. tomorrow night. Reckson has informed Rome and Mack-Cali that it expects to be notified promptly following the expiration of that deadline whether or not Mack-Cali is still a member of the Rome partnership.

     With respect to the overall status of the Rome proposal, Reckson noted that Rome has indicated that it required 10 business days of due diligence which period expires today. Reckson has scheduled a meeting of its board of directors for Sunday evening, December 3, to review the status of the Rome proposal and has requested that Rome provide the Reckson Board with a final commitment on price and terms, as well as resolution of all outstanding financial, legal and structural issues pertaining to the Rome proposal, in advance of that meeting.

     Reckson cautioned that to date, Rome has not made a firm proposal to acquire Reckson and no assurances can be provided that a firm proposal will be forthcoming or that such a proposal, if submitted, would result in a transaction with Reckson at either the price set forth in such proposal or otherwise. Reckson continues to remain subject to a binding merger agreement with SL Green. The Reckson Board, by a vote of its independent directors, has reaffirmed its recommendation of Reckson's pending merger with SL Green.

Important Information and Where to Find It

Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) on October 19, 2006. Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL Green and Reckson and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.

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